EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-123524 on Form S-3 and Registration Statement Nos. 333-104258, 333-64171, 333-64173, 333-79741, 333-54266 and 333-123521 on Form S-8 of our reports dated December 12, 2006, relating to the financial statements of SurModics, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment),  and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of SurModics, Inc. for the year ended September 30, 2006.

Deloitte & Touche LLP

Minneapolis, Minnesota
December 12, 2006